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 FORM 3                                                                                                               OMB
 ------                                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------
                                                    WASHINGTON D.C. 20549                                 OMB Number: 3235-0104
                                                                                                          Expires: December 31, 2001
                                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                 Estimated average burden
                                                                                                          ...0.5 hours per response
                            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                              Section 17(a) of the Public Utility Holding Company Act of 1935 or          --------------------------
                                     Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting     |                        |4. Issuer Name and Ticker or Trading Symbol
   Person*                           |                        |
                                     |                        |            Cosmo Communications Corporation ("CSMO")
Lau           Jacky                  |                        |
-------------------------------------|                        |
(Last)        (First)       (Middle) |                        |
                                     |                        |
                                     |                        |
c/o Cosmo Communications Corporation |                        |
106 Ferrier Street                   |                        |
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               (Street)              |3. I.R.S. Identification|5. Relationship of Reporting            |6. If Amendment, Date of
                                     |   Number of Reporting  |       Person(s) to Issuer              |   Original (Month/Day/Year)
                                     |   Person, if an entity |     (Check all applicable)             |----------------------------
                                     |   (voluntary)          |                                        |7. Individual or Joint/Group
                                     |                        |__X__ Director      _____ 10% Owner     |   Filing (Check Applicable
                                     |                        |_____ Officer (give _____ Other (specify|   Line)
                                     |                        |               title below)             |
                                     |                        |                                        |X__ Form Filed by the
                                     |                        |                                        |    Reporting Person
                                     |                        |                                        |___ Form Filed by More than
Markham    Ontario, Canada L3R 2Z5   |                        |                                        |    One Reporting Person
-------------------------------------|----------------------------------------------------------------------------------------------
(City)     (State)          (Zip)    |                 TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                 |2. Amount of Securities |3. Ownership         |4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                        |   Beneficially Owned   |   Form: Direct      |
                                     |   (Instr. 4)           |   (D) or Indirect   |
                                     |                        |   (I) (Instr. 5)    |
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                                     |                        |                     |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filled by more than one reporting person, See Instruction 5(b)(v).
              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
              REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY OMB CONTROL NUMBER.                           (Over)
                                                                                                                     SEC 1473 (3-99)
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FORM 3 (continued)
         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.  Title of Derivative Security | 2.  Date Exer-  | 3.  Title and Amount of Securities | 4.  Conver- | 5. Owner-   | 6.  Nature of
    (Instr. 4)                   |     cisable and |     Underlying Derivative Security |     sion or |    ship     |     Indirect
                                 |     Expiration  |     (Instr. 4)                     |     Exercise|    Form of  |     Beneficial
                                 |     Date        |                                    |     Price of|    Deriv-   |     Ownership
                                 |     (Month/Day/ |                                    |     Deri-   |    ative    |     (Instr. 5)
                                 |     Year)       |                                    |     vative  |    Security:|
                                 |-------------------------------------------------------     Security|    Direct   |
                                 |Date    |Expira- |           Title           |Amount  |             |    (D) or   |
                                 |Exer-   |tion    |                           |or      |             |    Indirect |
                                 |cisable |Date    |                           |Number  |             |    (I)      |
                                 |        |        |                           |of      |             | (Instr. 5)  |
                                 |        |        |                           |Shares  |             |             |
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Explanation of Responses:



                                                                                /s/ Jacky Lau                      November 10, 2001
                                                                                ------------------------------      ----------------
                                                                                **Signature of Reporting Person           Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.                                                          Jacky Lau
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not
Required to respond unless the form displays a currently valid OMB Number.
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